Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Finishes Year Strong with Record Results
Ankeny, IA, June 8, 2021 - Casey’s General Stores, Inc., ("Casey's" or the "Company") (Nasdaq symbol CASY) one of the leading convenience store chains in the United States, today announced financial results for the three months and year ended April 30, 2021.

Fourth Quarter 2021 Key Highlights

•Diluted EPS of $1.12.
•Fuel margin of 33.0 cents per gallon. Fuel same-store gallons sold up 6.4%.
•Inside same-store sales were up 12.8% as inside guest counts steadily improved. Inside margin improved 100 basis points to 39.9% as compared to prior year.

Fiscal Year 2021 Key Highlights

•Closed fiscal 2021 with Diluted EPS of $8.38, an all-time high.
•Casey's generated strong cash flow and ended the year with a healthy balance sheet.
•Annual digital sales increased 96% compared to prior year with 3.6 million Casey’s Rewards members at fiscal year-end.
•Casey's recently closed on the Buchanan Energy acquisition and anticipates closing on the previously disclosed Circle K acquisition in June.

“Casey’s achieved remarkable results throughout the year in one of the most difficult retail environments of our lifetime," said Darren Rebelez, President and CEO. “The entire Casey’s team proved themselves resilient in spite of these challenges, and made excellent progress on our long-term strategic plan while keeping our people and communities safe. We have great momentum behind our digital engagement efforts, our private brand products have resonated with our guests, our prepared foods business is regaining traction, and we are in the process of welcoming two large acquisitions to the Casey's family. We are now poised to emerge from the pandemic an even stronger company.”

Earnings

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
Net income (in thousands)	$41,698	$62,091	$312,900	$263,846
Diluted earnings per share	$1.12	$1.67	$8.38	$7.10
Adjusted EBITDA (in thousands)	$140,556	$158,961	$728,924	$650,136

Net income, Diluted EPS, and Adjusted EBITDA (reconciled later in the document) in the fourth quarter were down as compared to the prior year due primarily to lower fuel margin and higher operating expenses, partially offset by higher inside gross profit.

Fuel

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
Fuel gallons sold (in thousands)	535,274	487,708	2,180,772	2,293,609
Same-store gallons sold	6.4%	(14.7)%	(8.1)%	(5.1)%
Fuel gross profit (in thousands)	$176,664	$198,803	$761,247	$614,847
Fuel margin (cents per gallon, excluding credit card fees)	33.0 ¢	40.8 ¢	34.9 ¢	26.8 ¢

Same-store gallons sold were up significantly in the back half of the quarter due to the favorable comparison to the start of the pandemic a year ago. The Company’s overall fuel gross profit was down 11% primarily due to the unusually high fuel margin achieved last year via supply and demand shocks from COVID-19 and macroeconomic conditions in the oil industry. The centralized fuel team coupled with procurement improvements contributed to the Company's fuel margin of 33.0 cents per gallon. The Company did not sell RINs during the fourth quarter, as compared to selling $2.6 million in the prior year.

Inside

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
Inside sales (in thousands)	$913,364	$797,933	$3,811,521	$3,596,173
Inside same-store sales	12.8%	(5.6)%	4.0%	0.8%
Grocery and other merchandise same-store sales increase	12.5%	(2.0)%	6.6%	1.9%
Prepared food and fountain same-store sales (decrease) increase	13.4%	(13.5)%	(2.1)%	(1.5)%
Inside gross profit (in thousands)	$364,872	$310,695	$1,526,262	$1,468,232
Inside margin	39.9%	38.9%	40.0%	40.8%
Grocery and other merchandise margin	31.8%	30.4%	32.0%	32.0%
Prepared food and fountain margin	60.1%	60.0%	60.1%	60.9%

Inside same-store sales were driven by a resurgence in pizza slices, dispensed beverage, and bakery as Casey’s began lapping COVID-19 related traffic disruption. Whole pizza pie sales remained strong throughout the quarter as well. Inside margins improved primarily due to strategic sourcing initiatives and previous merchandise resets, along with a favorable mix shift of private brands, packaged beverage, and prepared foods.

Operating Expenses

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
Operating expenses (in thousands)	$426,308	$367,489	$1,637,191	$1,498,043
Credit card fees (in thousands)	$38,981	$30,509	$147,366	$145,165
Same-store operating expense excluding credit card fees	6.5%	0.0%	3.0%	2.9%

Operating expenses for the fourth quarter were up primarily due to increased store-level operating hours and costs as we lapped COVID-19 related shutdowns from the same time a year ago. Also contributing to the increase were $8 million in incremental incentive compensation expense due to strong financial performance, higher credit card fees due to the rising retail price of fuel and increased volume, and operating 36 more stores than this time last year.

Expansion

Store Count
Stores at April 30, 2020	2,207
New store construction	40
Acquisitions	5
Acquisitions not opened	(3)
Prior acquisitions opened	5
Closed	(11)
Stores at April 30, 2021	2,243

Liquidity
At April 30, the Company had approximately $810 million in available liquidity, consisting of approximately $335 million in cash and cash equivalents on hand and $475 million in undrawn borrowing capacity on existing lines of credit.

Share Repurchase
The Company has $300 million remaining under its existing share repurchase program which expires in April 2022. There were no repurchases made against that authorization in the fourth quarter.

Dividend
At its June meeting, the Board of Directors voted to pay a quarterly dividend of $0.34 per share. The dividend is payable August 16, 2021 to shareholders of record on August 2, 2021.

Buchanan Energy Transaction
On May 13, 2021, Casey's closed on the Buchanan Energy acquisition. The transaction was financed with a $300 million draw on a bank term loan and cash. Buchanan Energy is expected to add approximately $45 million in annual EBITDA contribution in fiscal 2022, but will be dilutive in the first quarter due to the related transaction costs.

Fiscal 2022 Outlook
Casey's expects to build on the momentum of fiscal 2021, however, uncertainty remains regarding the timing of recovery from the COVID-19 pandemic. The Company expects same-store fuel and inside sales to increase by mid-single digit percentages. Total operating expenses are expected to increase by mid-teen percentages, driven primarily by adding approximately 200 units during fiscal 2022, as well as expenses related to adding back operating hours to the stores and expected wage pressures. Depreciation and amortization is expected to be approximately $300 million, interest expense is expected to be approximately $50 million, and the tax rate is expected to be approximately 26.0%. The Company is also expecting to add approximately $500 million in property and equipment in the fiscal year, including acquisition remodels. As a reminder, with the exception of same-store sales, the estimates in this paragraph include the impact of the Buchanan Energy and Circle K acquisitions.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
Total revenue	$2,378,236	$1,812,883	$8,707,189	$9,175,296
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,817,244	1,287,813	6,350,754	7,030,612
Operating expenses	426,308	367,489	1,637,191	1,498,043
Depreciation and amortization	69,897	65,193	265,195	251,174
Interest, net	11,168	13,806	46,679	53,419
Income before income taxes	53,619	78,582	407,370	342,048
Federal and state income taxes	11,921	16,491	94,470	78,202
Net income	$41,698	$62,091	$312,900	$263,846
Net income per common share
Basic	$1.12	$1.68	$8.44	$7.14
Diluted	$1.12	$1.67	$8.38	$7.10
Basic weighted average shares	37,117,504	36,978,032	37,092,273	36,956,115
Plus effect of stock compensation	263,969	229,229	263,865	229,713
Diluted weighted average shares	37,381,473	37,207,261	37,356,138	37,185,828

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2021	April 30, 2020
Assets
Current assets
Cash and cash equivalents	$336,545	$78,275
Receivables	79,698	48,500
Inventories	286,598	236,007
Prepaid expenses	11,214	9,801
Income taxes receivable	9,578	14,667
Total current assets	723,633	387,250
Other assets, net of amortization	82,147	71,766
Goodwill	161,075	161,075
Property and equipment, net of accumulated depreciation of $2,206,405 at April 30, 2021 and $2,037,708 at April 30, 2020	3,493,459	3,323,801
Total assets	$4,460,314	$3,943,892
Liabilities and Shareholders’ Equity
Current liabilities
Lines of credit	$—	$120,000
Current maturities of long-term debt and finance lease obligations	2,354	570,280
Accounts payable	355,471	184,800
Accrued expenses	254,924	188,348
Total current liabilities	612,749	1,063,428
Long-term debt and finance lease obligations, net of current maturities	1,361,395	714,502
Deferred income taxes	439,721	435,598
Deferred compensation	15,094	13,604
Insurance accruals, net of current portion	26,239	22,862
Other long-term liabilities	72,437	50,693
Total liabilities	2,527,635	2,300,687
Total shareholders’ equity	1,932,679	1,643,205
Total liabilities and shareholders’ equity	$4,460,314	$3,943,892

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Twelve months ended April 30,
	2021	2020
Cash flows from operating activities:
Net income	$312,900	$263,846
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	265,195	251,174
Amortization of debt issuance costs	1,603	—
Stock-based compensation	31,986	18,129
Loss on disposal of assets and impairment charges	9,680	3,495
Deferred income taxes	4,123	49,810
Changes in assets and liabilities:
Receivables	(26,278)	(10,644)
Inventories	(50,342)	37,713
Prepaid expenses	(1,413)	(2,308)
Accounts payable	166,546	(140,151)
Accrued expenses	65,497	26,400
Income taxes	5,714	15,783
Other, net	18,877	(8,933)
Net cash provided by operating activities	804,088	504,314
Cash flows from investing activities:
Purchase of property and equipment	(441,252)	(438,977)
Payments for acquisitions of businesses, net of cash acquired	(9,356)	(32,706)
Proceeds from sales of property and equipment	6,268	5,041
Net cash used in investing activities	(444,340)	(466,642)
Cash flows from financing activities:
Proceeds from long-term debt	650,000	—
Repayments of long-term debt	(571,661)	(17,476)
Payments of debt issuance costs	(5,525)	—
Net (payments) borrowings of short-term debt	(120,000)	45,000
Proceeds from exercise of stock options	1,784	2,958
Payments of cash dividends	(47,971)	(45,951)
Tax withholdings on employee share-based awards	(8,105)	(7,224)
Net cash used in financing activities	(101,478)	(22,693)

Net increase in cash and cash equivalents	258,270	14,979
Cash and cash equivalents at beginning of the period	78,275	63,296
Cash and cash equivalents at end of the period	$336,545	$78,275
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Twelve months ended April 30,
	2021	2020
Cash paid during the period for:
Interest, net of amount capitalized	$48,508	$54,277
Income taxes, net	80,916	9,364
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	9,204	5,328
Noncash additions from adoption of ASC 842	—	22,635

Summary by Category (Amounts in thousands)
Three months ended April 30, 2021	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,445,119	$649,822	$263,542	$19,753	$2,378,236
Gross profit	$176,664	$206,480	$158,392	$19,456	$560,992
	12.2%	31.8%	60.1%	98.5%	23.6%
Fuel gallons sold	535,274
Three months ended April 30, 2020
Revenue	$999,352	$568,080	$229,853	$15,598	$1,812,883
Gross profit	$198,803	$172,862	$137,833	$15,572	$525,070
	19.9%	30.4%	60.0%	99.8%	29.0%
Fuel gallons sold	487,708

Summary by Category (Amounts in thousands)
Twelve months ended April 30, 2021	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$4,825,466	$2,724,374	$1,087,147	$70,202	$8,707,189
Gross profit	$761,247	$872,573	$653,689	$68,926	$2,356,435
	15.8%	32.0%	60.1%	98.2%	27.1%
Fuel gallons sold	2,180,772
Twelve months ended April 30, 2020
Revenue	$5,517,412	$2,498,966	$1,097,207	$61,711	$9,175,296
Gross profit	$614,847	$800,140	$668,092	$61,605	$2,144,684
	11.1%	32.0%	60.9%	99.8%	23.4%
Fuel gallons sold	2,293,609

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2021	(14.6)%	(8.6)%	(12.1)%	6.4%	(8.1)%	F2021	38.2	¢	35.3	¢	32.9	¢	33.0	¢	34.9	¢
F2020	(2.0)	(1.8)	(2.0)	(14.7)	(5.1)	F2020	24.4		22.9		21.7		40.8		26.8
F2019	0.5	(1.1)	(3.4)	(2.8)	(1.7)	F2019	20.5		20.0		22.1		18.6		20.3

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2021	3.6%	6.6%	5.4%	12.5%	6.6%	F2021	32.2%	33.3%	30.7%	31.8%	32.0%
F2020	3.2	3.2	3.5	(2.0)	1.9	F2020	31.3	33.3	32.9	30.4	32.0
F2019	3.2	2.7	3.4	5.7	3.6	F2019	32.4	32.4	31.9	31.5	32.1

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2021	(9.8)%	(3.6)%	(5.0)%	13.4%	(2.1)%	F2021	59.7%	60.1%	60.6%	60.1%	60.1%
F2020	1.6	1.9	2.8	(13.5)	(1.5)	F2020	62.2	60.9	60.2	60.0	60.9
F2019	1.7	2.2	1.5	2.0	1.9	F2019	62.0	62.4	62.3	62.2	62.2

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets as well as impairment charges. Neither EBITDA nor Adjusted EBITDA are considered GAAP measures, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.
The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the three and twelve months ended April 30, 2021 and 2020:

(In thousands)	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
Net income	$41,698	$62,091	$312,900	$263,846
Interest, net	11,168	13,806	46,679	53,419
Depreciation and amortization	69,897	65,193	265,195	251,174
Federal and state income taxes	11,921	16,491	94,470	78,202
EBITDA	$134,684	$157,581	$719,244	$646,641
Loss on disposal of assets and impairment charges	5,872	1,380	9,680	3,495
Adjusted EBITDA	$140,556	$158,961	$728,924	$650,136
NOTES:
•Gross Profit or Margin is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of Grocery and Other Merchandise and Prepared Food and Fountain
This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to the Buchanan Energy and Circle K acquisition, expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores, and the potential effect of COVID-19. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including but not limited to the timing and integration of the foregoing acquisitions, executing our strategic plan, the impact and duration of COVID-19 and related governmental actions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.
Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on June 9, 2021. The call will be broadcast live over the Internet at 7:30 a.m. CST.  To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required.  A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 965-6587	Katie Petru (515) 446-6772